HEI Exhibit 12.1 (page 1 of 3)

Hawaiian Electric Industries, Inc. and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

Nine months ended September 30	2004(1)	2004(2)	2003(1)	2003(2)
(dollars in thousands)
Fixed charges
Total interest charges (3)	$112,523	$147,857	$106,300	$147,482
Interest component of rentals	2,889	2,889	3,225	3,225
Pretax preferred stock dividend requirements of subsidiaries	2,244	2,244	2,345	2,345
Preferred securities distributions of trust subsidiaries	—	—	12,026	12,026

Total fixed charges	$117,656	$152,990	$123,896	$165,078

Earnings
Pretax income	$163,407	$163,407	$126,532	$126,532
Fixed charges, as shown	117,656	152,990	123,896	165,078
Interest capitalized	(2,236)	(2,236)	(1,385)	(1,385)

Earnings available for fixed charges	$278,827	$314,161	$249,043	$290,225

Ratio of earnings to fixed charges	2.37	2.05	2.01	1.76

(1)	Excluding interest on ASB deposits.

(2)	Including interest on ASB deposits.

(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.

HEI Exhibit 12.1 (page 2 of 3)

Hawaiian Electric Industries, Inc. and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

(continued)

Years ended December 31	2003(1)	2003(2)	2002(1)	2002(2)	2001(1)	2001(2)
(dollars in thousands)
Fixed charges
Total interest charges (3)	$138,808	$192,616	$151,543	$225,174	$175,780	$292,311
Interest component of rentals	4,214	4,214	4,501	4,501	4,268	4,268
Pretax preferred stock dividend requirements of subsidiaries	3,082	3,082	3,069	3,069	3,069	3,069
Preferred securities distributions of trust subsidiaries	16,035	16,035	16,035	16,035	16,035	16,035

Total fixed charges	$162,139	$215,947	$175,148	$248,779	$199,152	$315,683

Earnings
Pretax income from continuing operations	$182,415	$182,415	$181,909	$181,909	$165,903	$165,903
Fixed charges, as shown	162,139	215,947	175,148	248,779	199,152	315,683
Interest capitalized	(1,914)	(1,914)	(1,855)	(1,855)	(2,258)	(2,258)

Earnings available for fixed charges	$342,640	$396,448	$355,202	$428,833	$362,797	$479,328

Ratio of earnings to fixed charges	2.11	1.84	2.03	1.72	1.82	1.52

(1)	Excluding interest on ASB deposits.

(2)	Including interest on ASB deposits.

(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.

HEI Exhibit 12.1 (page 3 of 3)

Hawaiian Electric Industries, Inc. and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

(continued)

Years ended December 31	2000(1)	2000(2)	1999(1)	1999(2)
(dollars in thousands)
Fixed charges
Total interest charges (3)	$196,980	$316,172	$158,947	$279,285
Interest component of rentals	4,332	4,332	4,370	4,370
Pretax preferred stock dividend requirements of subsidiaries	3,109	3,109	3,407	3,407
Preferred securities distributions of trust subsidiaries	16,035	16,035	16,025	16,025

Total fixed charges	$220,456	$339,648	$182,749	$303,087

Earnings
Pretax income from continuing operations	$170,495	$170,495	$155,129	$155,129
Fixed charges, as shown	220,456	339,648	182,749	303,087
Interest capitalized	(2,922)	(2,922)	(2,576)	(2,576)

Earnings available for fixed charges	$388,029	$507,221	$335,302	$455,640

Ratio of earnings to fixed charges	1.76	1.49	1.83	1.50

(1)	Excluding interest on ASB deposits.

(2)	Including interest on ASB deposits.

(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.